                                                                     EXHIBIT 6.4

                  [DBIA DESIGN-BUILD INSTITUTE OF AMERICA LOGO]

                       STANDARD FORM OF AGREEMENT BETWEEN
                     OWNER AND DESIGN-BUILDER (Y) LUMP SUM*

        THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES.CONSULTATION WITH
   AN ATTORNEY IS RECOMMENDED WITH RESPECT TO ITS COMPLETION OR MODIFICATION.

     This AGREEMENT is made as of the 26th day of December in the year of 2001, by and between the following parties, for services in connection with the Project identified below.

OWNER:
(NAME AND ADDRESS)

LSCP, L.P.
102 Lewis Avenue South
Cleghorn, IA  51014

DESIGN-BUILDER:
(NAME AND ADDRESS)

Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241

PROJECT:
(INCLUDE PROJECT NAME AND LOCATION
AS IT WILL APPEAR IN THE CONTRACT
DOCUMENTS)

40 MGY Dry Grind Ethanol Plant
Cleghorn, Iowa

In consideration of the mutual covenants and obligations contained herein, Owner and Design-Builder agree as set forth herein.

*A total of 16 pages of this Exhibit 6.4 has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                     Page 1
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                                     Page 2
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                                    ARTICLE 1

                                  SCOPE OF WORK

1.1 Design-Builder shall perform all design and construction services, and provide all material, equipment, tools and labor, necessary to complete the Work described in and reasonably inferable from the Contract Documents.

                                    ARTICLE 2

                               CONTRACT DOCUMENTS

2.1     The Contract Documents are comprised of the following:

        .1 All written modifications, amendments and change orders to this Agreement issued in accordance with DBIA Document No. 535, STANDARD FORM OF GENERAL CONDITIONS OF CONTRACT BETWEEN OWNER AND DESIGN-BUILDER (1998 Edition) ("General Conditions of Contract");

        .2 This Agreement, including all exhibits and attachments, executed by Owner and Design-Builder;

        .3 Written Supplementary Conditions, if any, to the General Conditions of Contract;

        .4 The General Conditions of Contract, with two page Supplementary Conditions attached thereto;

        .5   Construction Documents prepared and approved in accordance with
             Section 2.4 of the General Conditions of Contract;

        .6 Design-Builder's Deviation List, if any, contained in Design-Builder's Proposal, which shall specifically identify any and all deviations from Owner's Project Criteria;

        .7   Owner's Project Criteria;

        .8 Design-Builder's Proposal, except for the Deviation List, submitted in response to Owner's Project Criteria; and

        .9   The following other documents, if any:

               EXHIBIT A - [*];
               EXHIBIT B - [*];
               EXHIBIT C - [*];
               EXHIBIT D - [*];
               EXHIBIT E - [*]; AND
               EXHIBIT F - [*].

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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                                    ARTICLE 3

                            INTERPRETATION AND INTENT

3.1 The Contract Documents are intended to permit the parties to complete the Work and all obligations required by the Contract Documents within the Contract Time(s) for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with construction and design industry standards. In the event of any inconsistency, conflict, or ambiguity between or among the Contract Documents, the Contract Documents shall take precedence in the order in which they are listed in Section 2.1 hereof.

3.2 Terms, words and phrases used in the Contract Documents, including this Agreement, shall have the meanings given them in the General Conditions of Contract.

3.3 The Contract Documents form the entire agreement between Owner and Design-Builder and by incorporation herein are as fully binding on the parties as if repeated herein. No oral representations or other agreements have been made by the parties except as specifically stated in the Contract Documents.

                                    ARTICLE 4

                            OWNERSHIP OF WORK PRODUCT

4.1 WORK PRODUCT. All drawings, specifications and other documents and electronic data furnished by Design-Builder to Owner under this Agreement ("Work Product") are deemed to be instruments of service and Design-Builder shall retain the ownership and property interests therein, including the copyrights thereto.

4.2 OWNER'S LIMITED LICENSE UPON PAYMENT IN FULL. Upon Owner's payment in full for all Work performed under the Contract Documents, Design-Builder shall vest in Owner a limited license to use the Work Product in connection with Owner's occupancy, repair, remodeling or enlargement of the Project and Design-Builder shall provide Owner with a copy of the "as built" plans, conditioned on Owner's express understanding that its use of the Work Product and its acceptance of the "as built" plans is at Owner's sole risk and without liability or legal exposure to Design-Builder or anyone working by or through Design-Builder, including Design Consultants of any tier (collectively the "Indemnified Parties"), provided, however, that any performance guarantees and warranties (of equipment or otherwise) shall remain in effect according to the terms of this Agreement.

4.3 OWNER'S LIMITED LICENSE UPON OWNER'S TERMINATION FOR CONVENIENCE OR DESIGN-BUILDER'S ELECTION TO TERMINATE. If Owner terminates the Project for its convenience as set forth in Article 8 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 11.4 of the General Conditions of Contract, Design-Builder shall, then upon Owner's payment in full of the amounts due Design-Builder under the Contract Documents, vest in Owner a limited license to use the Work Product to complete the Project and subsequently occupy, repair, remodel or enlarge the Project, subject to the following:

        .1 Use of the Work Product is at Owner's sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any "pass through" warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms; and

        .2 If the termination for convenience is by Owner or if Design-Builder elects to terminate this Agreement in accordance with Section 11.4 of the General Conditions of Contract, then Owner agrees to pay Design-Builder the additional sum of One Million Dollars

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             ($1,000,000.00) upon obtaining the Work Product in a suitable form to complete the project as compensation for the right to use the Work Product in accordance with this Article 4 if Owner proceeds to complete the Project through its employees, agents, or third parties.

4.4 OWNER'S LIMITED LICENSE UPON DESIGN-BUILDER'S DEFAULT. If this Agreement is terminated due to Design-Builder's default pursuant to Section 11.2 of the General Conditions of Contract and (i) it is determined that Design-Builder was in default and (ii) Owner has fully satisfied all of its obligations under the Contract Documents through the time of Design-Builder's default, then Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner's completion and occupancy, repair, remodeling, or enlargement of the Project. This limited license is conditioned on Owner's express understanding that its use of the Work Product is at Owner's sole risk and without liability or legal exposure to any Indemnified Party; provided, however, that any "pass through" warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms. This limited license would grant Owner the ability to repair, remodel or expand the Project at Owner's discretion.

4.5 OWNER'S INDEMNIFICATION FOR USE OF WORK PRODUCT. If Owner uses the Work Product under any of the circumstances identified in this Article 4, Owner shall defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, damages, liabilities, losses and expenses, including attorneys' fees, arising out of or resulting from the use of the Work Product; provided, however, that any "pass through" warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms

                                    ARTICLE 5

                                  CONTRACT TIME

5.1 DATE OF COMMENCEMENT. The Work shall commence within five (5) days of Design-Builder's receipt of Owner's Notice to Proceed ("Date of Commencement") unless the parties mutually agree otherwise in writing. The parties agree that for all purposes it shall be deemed that the Notice to Proceed was issued by Owner and received by Design-Builder on November 28, 2001.

5.2     SUBSTANTIAL COMPLETION AND FINAL COMPLETION

5.2.1 Substantial Completion of the entire Work shall be achieved no later than Four hundred eight five (485) calendar days after December 2, 2001.

5.2.2 Interim milestones and/or Substantial Completion of identified portions of the Work shall be achieved as follows: N/A

5.2.3 Final Completion of the Work or identified portions of the Work shall be achieved as expeditiously as reasonably practicable.

5.2.4 All of the dates set forth in this Article 5 ("Contract Time(s)") shall be subject to adjustment in accordance with the General Conditions of Contract.

5.3 TIME IS OF THE ESSENCE. Owner and Design-Builder mutually agree that time is of the essence with respect to the dates and times set forth in the Contract Documents.

5.4     [*]

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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5.5     [*]

                                    ARTICLE 6

                                 CONTRACT PRICE

6.1     CONTRACT PRICE. Owner shall pay Design-Builder in accordance with
Article 6 of the General Conditions of Contract the sum of Forty-five Million Sixty-four Thousand Dollars ($45,064,000) ("Contract Price"), subject to adjustments made in accordance with the General Conditions of Contract. Unless otherwise provided in the Contract Documents, the Contract Price is deemed to include all sales, use, consumer and other taxes mandated by applicable Legal Requirements.

6.2 MARKUPS FOR CHANGES. If the Contract Price requires an adjustment due to changes in the Work, and the cost of such changes is determined under Sections
9.4.1.3 or 9.4.1.4 of the General Conditions of Contract, the following markups shall be allowed on such changes: N/A

                                    ARTICLE 7

                              PROCEDURE FOR PAYMENT

7.0 PAYMENT AT FINANCIAL CLOSE. As part of the Contract Price, Owner shall pay Design-Builder One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) as soon as allowed by its organizational documents, the Escrow Agreement and any other relevant agreements or laws (such payment to possibly occur prior to Financial Close) as a mobilization fee. Provided, however, that said payment, if not made earlier, shall be paid at Financial Close. Financial Close is defined as Owner executing final loan documents obtaining all necessary financing to construct the project and funds are available to pay disbursements. Said One Million ($1 Million) dollar payment shall be subject to the retainage as provided by Article 7.2.1.

7.1     PROGRESS PAYMENTS

7.1.1 Design-Builder shall submit to Owner on the twenty-fifth ( 25th ) day of each month, beginning with the first month after the Date of Commencement, Design-Builder's Application for Payment in accordance with Article 6 of the General Conditions of Contract.

7.1.2 Owner shall make payment within ten (10) days after Owner's receipt of each properly submitted and accurate Application for Payment in accordance with
Article 6 of the General Conditions of Contract, but in each case less the total of payments previously made, and less amounts properly withheld under Section
6.3 of the General Conditions of Contract.

7.2     RETAINAGE ON PROGRESS PAYMENTS

7.2.1 Owner will retain ten percent ( 10%) of each payment provided, however, that when fifty percent (50%) of the Work ($22,532,000 aggregate payment) has been completed by Design-Builder, Owner will not retain any additional amounts from Design-Builder's subsequent payments, unless there is less than $2,253,200 total retainage. Owner will also reasonably consider reducing retainage for Subcontractors completing their work early in the Project.

*Portion omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

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7.2.2   Upon Substantial Completion of the entire Work or, if applicable, any portion of the Work, pursuant


to Section 6.6 of the General Conditions of Contract, Owner shall release to Design-Builder all retained amounts relating, as applicable, to the entire Work or completed portion of the Work, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion, provided that such payment shall only be made if Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A, provided that amounts shall be retained, if necessary, to comply with the second paragraph of paragraph 7.3 hereof.

7.3 FINAL PAYMENT. Design-Builder shall submit its Final Application for Payment to Owner in accordance with Section 6.7 of the General Conditions of Contract. Owner shall make payment on Design-Builder's properly submitted and accurate Final Application for Payment within thirty (30) days after Owner's receipt of the Final Application for Payment, provided that Design-Builder has satisfied the requirements for final payment set forth in Section 6.7.2 of the General Conditions of Contract and Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A.

7.4 INTEREST. Payments which are due and unpaid by Owner to Design-Builder, whether progress payments or final payment, shall bear interest commencing five
(5) days after payment is due at the rate of eighteen percent (18%).

7.5 RECORD KEEPING AND FINANCE CONTROLS. With respect to changes in the Work performed on a cost basis by Design-Builder pursuant to the Contract Documents, Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles and as may be provided in the Contract Documents. During the performance of the Work and for a period of three (3) years after Final Payment, Owner and Owner's accountants shall be afforded access from time to time, upon reasonable notice, to Design-Builder's records, books, correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to changes in the Work performed on a cost basis in accordance with the Contract Documents, all of which Design-Builder shall preserve for a period of three (3) years after Final Payment.

                                    ARTICLE 8

                           TERMINATION FOR CONVENIENCE

8.1 Upon ten (10) days' written notice to Design-Builder, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Design-Builder for the following:

        .1 All Work executed and for proven loss, cost or expense in connection with the Work;

        .2 The reasonable costs and expenses attributable to such termination, including demobilization costs and amounts due in settlement of terminated contracts with Subcontractors and Design Consultants; and

        .3 Overhead and profit margin in the amount of fifteen percent ( 15 %) on the sum of items .1 and .2 above, except that overhead and profit shall not be due regarding amounts due in settlement of terminated contracts with subcontractors and design consultants.

8.2 In addition to the amounts set forth in Section 8.1 above, Design-Builder shall be entitled to receive one of the following as applicable:
NA

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8.3     If Owner terminates this Agreement pursuant to Section 8.1 above and proceeds to design and construct the Project through its employees, agents or third parties, Owner's rights to use the Work Product shall be as set forth in Section 4.3 hereof.

                                    ARTICLE 9

                         REPRESENTATIVES OF THE PARTIES

9.1     OWNER'S REPRESENTATIVES

9.1.1 Owner designates the individual listed below as its Senior Representative ("Owner's Senior Representative"), which individual has the authority and responsibility for avoiding and resolving disputes under Section
10.2.3 of the General Conditions of Contract: (IDENTIFY INDIVIDUAL'S NAME, TITLE, ADDRESS AND TELEPHONE NUMBERS)

        TBD

9.1.2 Owner designates the individual listed below as its Owner's Representative, which individual has the authority and responsibility set forth in Section 3.4 of the General Conditions of Contract: (IDENTIFY INDIVIDUAL'S NAME, TITLE, ADDRESS AND TELEPHONE NUMBERS)

        TBD

9.2     DESIGN-BUILDER'S REPRESENTATIVES

9.2.1 Design-Builder designates the individual listed below as its Senior Representative ("Design-Builder's Senior Representative"), which individual has the authority and responsibility for avoiding and resolving disputes under
Section 10.2.3 of the General Conditions of Contract: (IDENTIFY INDIVIDUAL'S NAME, TITLE, ADDRESS AND TELEPHONE NUMBERS)

        ROLAND "RON" FAGEN, CEO AND PRESIDENT
        501 W. HIGHWAY 212
        P.O. BOX 159
        GRANITE FALLS, MN 56241
        TELEPHONE:  (320) 564-3324

9.2.2 Design-Builder designates the individual listed below as its Design-Builder's Representative, which individual has the authority and responsibility set forth in Section 2.1.1 of the General Conditions of Contract:
(IDENTIFY INDIVIDUAL'S NAME, TITLE, ADDRESS AND TELEPHONE NUMBERS)

        TBD

                                   ARTICLE 10

                               BONDS AND INSURANCE

10.1 INSURANCE. Design-Builder shall procure in accordance with Article 5 of the General Conditions of Contract the following insurance coverage: A certificate of insurance will be provided prior to starting construction. Policy limits shall be as follows:

        Commercial General Liability:
             General Aggregate                  $  2,000,000
             Products-Comp/Op AGG               $  2,000,000
             Personal & Adv Injury              $  1,000,000
             Each Occurrence                    $  1,000,000

                                    Page viii

             Fire Damage (Any one fire)         $     50,000
             Med Exp (Any one person)           $      5,000

        Automobile Liability:
             Combined Single Limit              $  1,000,000

         Excess Liability - Umbrella Form
             Each Occurrence                    $ 20,000,000
             Aggregate                          $ 20,000,000

        Workers Compensation and
        Employers' Liability:
             Statutory Limits:
                     Each Accident              $  1,000,000
                     Disease-Policy Limit       $  1,000,000
                     Disease-Each Employee      $  1,000,000

        Owner shall obtain a builder's risk policy naming Owner as the insured, with Design-Builder as additional insured, in an amount not less than the Contract Price. Owner shall also obtain Boiler and Machinery Insurance protecting Owner, Design-Builder, Design Consultants, Subcontracts and Subcontractors.

                                   ARTICLE 11

                                OTHER PROVISIONS

11.1    Other provisions, if any, are as follows:

        - Performance Guarantee: The Design-Builder guarantees the Criteria listed in Exhibit A. If there is a performance shortfall, Design-Builder will pay all design and construction costs associated with making the necessary corrections. Design-Builder retains the right to use its sole discretion in determining the method to remedy any performance related issues.

        - Price Guarantee: The Design-Builder guarantees the Contract Price for the Work delineated by the Contract Documents. Any and all price increases would require, in addition to Owner's approval, the approval of Owner's senior lender.

        - Winter Construction: Owner shall have no responsibility for any winter construction related activities including, but not limited to, special material costs, sheltering, heating, and equipment rental, except that Owner shall pay all the reasonable costs incurred for frost removal including, but not limited to, equipment and equipment rental costs, so that winter construction can proceed.

In executing this Agreement, Design-Builder represents that it has the necessary financial resources to fulfill its obligations under this Agreement and has the necessary corporate approvals to execute this Agreement and perform the services described herein. Owner represents that it has the necessary organizational approvals to execute this Agreement; that Owner is seeking financing for the project and that Owner agrees to keep Design-Builder informed of Owner's progress in obtaining commitments for such financing.

OWNER:                                       DESIGN-BUILDER:

LSCP, L.P.                                   Fagen, Inc.
------------------------------------         -----------------------------------
(NAME OF OWNER)                              (NAME OF DESIGN-BUILDER)

/s/ Daryl Haack                              /s/ Ron Fagen
------------------------------------         -----------------------------------
(SIGNATURE)                                  (SIGNATURE)

Daryl Haack                                  Roland "Ron" Fagen
------------------------------------         -----------------------------------
(PRINTED NAME)                               (PRINTED NAME)

Chairman                                     CEO
------------------------------------         -----------------------------------
(TITLE)                                                     (TITLE)

Date: 12/26/01                               Date: 12/26/01

                                     Page x
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                       STANDARD FORM OF GENERAL CONDITIONS
                  OF CONTRACT BETWEEN OWNER AND DESIGN-BUILDER

        THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES. CONSULTATION WITH
   AN ATTORNEY IS RECOMMENDED WITH RESPECT TO ITS COMPLETION OR MODIFICATION.

                                TABLE OF CONTENTS

Article 1:    General..............................................................................12

Article 2:    Design-Builder's Services and Responsibilities.......................................12

Article 3:    Owner's Services and Responsibilities................................................16

Article 4:    Hazardous Conditions and Differing Site Conditions...................................17

Article 5:    Insurance and Bonds..................................................................18

Article 6:    Payment..............................................................................20

Article 7:    Indemnification......................................................................22

Article 8:    Time.................................................................................23

Article 9:    Changes to the Contract Price and Time...............................................23

Article 10:   Contract Adjustments and Disputes....................................................25

Article 11:   Stop Work and Termination for Cause..................................................26

Article 12:   Miscellaneous........................................................................28

ARTICLE 1

                                     GENERAL

1.1     MUTUAL OBLIGATIONS

1.1.1 Owner and Design-Builder commit at all times to cooperate fully with each other, and proceed on the basis of trust and good faith, to permit each party to realize the benefits afforded under the Contract Documents.

1.2     BASIC DEFINITIONS

1.2.1 AGREEMENT refers to the executed contract between Owner and Design-Builder under either DBIA Document No. 525, STANDARD FORM OF AGREEMENT BETWEEN OWNER AND DESIGN-BUILDER -- LUMP SUM (1998 Edition) or DBIA Document No. 530, STANDARD FORM OF AGREEMENT BETWEEN OWNER AND DESIGN-BUILDER -- COST PLUS FEE WITH AN OPTION FOR A GUARANTEED MAXIMUM PRICE (1998 Edition).

1.2.2 DAY or DAYS shall mean calendar days unless otherwise specifically noted in the Contract Documents.

1.2.3 DESIGN CONSULTANT is a qualified, licensed design professional who is not an employee of Design-Builder, but is retained by Design-Builder, or employed or retained by anyone under contract with Design-Builder or Subcontractor, to furnish design services required under the Contract Documents.

1.2.4 HAZARDOUS CONDITIONS are any materials, wastes, substances and chemicals deemed to be hazardous under applicable Legal Requirements, or the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements.

1.2.5 GENERAL CONDITIONS OF CONTRACT refer to this DBIA Document No. 535, STANDARD FORM OF GENERAL CONDITIONS OF CONTRACT BETWEEN OWNER AND DESIGN-BUILDER (1998 Edition).

1.2.6 LEGAL REQUIREMENTS are all applicable federal, state and local laws, codes, ordinances, rules, regulations, orders and decrees of any government or quasi-government entity having jurisdiction over the Project or Site, the practices involved in the Project or Site, or any Work.

1.2.7 OWNER'S PROJECT CRITERIA are developed by or for Owner to describe Owner's program requirements and objectives for the Project, including use, space, price, time, site and expandability requirements, as well as submittal requirements and other requirements governing Design-Builder's performance of the Work. Owner's Project Criteria may include conceptual documents, design criteria, performance requirements and other Project-specific technical materials and requirements.

1.2.8   SITE is the land or premises on which the Project is located.

1.2.9 SUBCONTRACTOR is any person or entity retained by Design-Builder as an independent contractor to perform a portion of the Work and shall include materialmen and suppliers.

1.2.10 SUB-SUBCONTRACTOR is any person or entity retained by a Subcontractor as an independent contractor to perform any portion of a Subcontractor's Work and shall include materialmen and suppliers.

1.2.11 SUBSTANTIAL COMPLETION is the date on which the Work, or an agreed upon portion of the Work, is sufficiently complete so that Owner can occupy and use the Project or a portion thereof for its intended purposes.

1.2.12 WORK is comprised of all Design-Builder's design, construction and other services required by the Contract Documents, including procuring and furnishing all materials, equipment, services and labor reasonably inferable from the Contract Documents.

ARTICLE 2

                          DESIGN-BUILDER'S SERVICES AND
                                RESPONSIBILITIES

2.1     GENERAL SERVICES

2.1.1 Design-Builder's Representative shall be reasonably available to Owner and shall have the necessary expertise and experience required to supervise the Work. Design-Builder's Representative shall communicate regularly with Owner and shall be vested with the authority to act on behalf of Design-Builder. Design-Builder's Representative may be replaced only with the mutual agreement of Owner and Design-Builder.

                                     Page 12
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2.1.2   Design-Builder shall provide Owner with a monthly status report detailing the progress of the Work, including whether (i) the Work is proceeding according to schedule, (ii) discrepancies, conflicts, or ambiguities exist in the Contract Documents that require resolution, (iii) health and safety issues exist in connection with the Work, and (iv) other items require resolution so as not to jeopardize Design-Builder's ability to complete the Work for the Contract Price and within the Contract Time(s).

2.1.3 Design-Builder shall prepare and submit, at least three (3) days prior to the meeting contemplated by Section 2.1.4 hereof, a schedule for the execution of the Work for Owner's review and response. The schedule shall indicate the dates for the start and completion of the various stages of Work, including the dates when Owner information and approvals are required to enable Design-Builder to achieve the Contract Time(s). The schedule shall be revised as required by conditions and progress of the Work, but such revisions shall not relieve Design-Builder of its obligations to complete the Work within the Contract Time(s), as such dates may be adjusted in accordance with the Contract Documents. Owner's review of and response to the schedule shall not be construed as relieving Design-Builder of its complete and exclusive control over the means, methods, sequences and techniques for executing the Work.

2.1.4 The parties will meet within seven (7) days after execution of the Agreement to discuss issues affecting the administration of the Work and to implement the necessary procedures, including those relating to submittals and payment, to facilitate the ability of the parties to perform their obligations under the Contract Documents.

2.2     DESIGN PROFESSIONAL SERVICES

2.2.1 Design-Builder shall, consistent with applicable state licensing laws, provide through qualified, licensed design professionals employed by Design-Builder, or procured from qualified, independent licensed Design Consultants, the necessary design services, including architectural, engineering and other design professional services, for the preparation of the required drawings, specifications and other design submittals to permit Design-Builder to complete the Work consistent with the Contract Documents. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Design Consultant.

2.3     STANDARD OF CARE FOR DESIGN
        PROFESSIONAL SERVICES

2.3.1 The standard of care for all design professional services performed to execute the Work shall be the care and skill ordinarily used by members of the design profession practicing under similar conditions at the same time and locality of the Project. Notwithstanding the preceding sentence, if the parties agree upon specific performance standards for any aspect of the Work, which standards are to be set forth in an exhibit to the Agreement entitled "Performance Standard Requirements," the design professional services shall be performed to achieve such standards.

2.4     DESIGN DEVELOPMENT SERVICES

2.4.1 Design-Builder and Owner shall, consistent with any applicable provision of the Contract Documents, agree upon any interim design submissions that Owner may wish to review, which interim design submissions may include design criteria, drawings, diagrams and specifications setting forth the Project requirements. On or about the time of the scheduled submissions, Design-Builder and Owner shall meet and confer about the submissions, with Design-Builder identifying during such meetings, among other things, the evolution of the design and any significant changes or deviations from the Contract Documents, or, if applicable, previously submitted design submissions. Minutes of the meetings will be maintained by Design-Builder and provided to all attendees for review. Following the design review meeting, Owner shall review and approve the interim design submissions in a time that is consistent with the turnaround times set forth in Design-Builder's schedule.

2.4.2 Design-Builder shall submit to Owner Construction Documents setting forth in detail drawings and specifications describing the requirements for construction of the Work. The Construction Documents shall be consistent with the latest set of interim design submissions, as such submissions may have been modified in a design review meeting. The parties shall have a design review meeting to discuss, and Owner shall review and approve, the Construction Documents in accordance with the procedures set forth Section 2.4.1 above. Design-Builder shall proceed with

                                     Page 13
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construction in accordance with the approved Construction Documents and shall submit one set of approved Construction Documents to Owner prior to commencement of construction.

2.4.3 Owner's review and approval of interim design submissions and the Construction Documents is for the purpose of mutually establishing a conformed set of Contract Documents compatible with the requirements of the Work. Neither Owner's review nor approval of any interim design submissions and Construction Documents shall be deemed to transfer any design liability from Design-Builder to Owner.

2.4.4 To the extent not prohibited by the Contract Documents or Legal Requirements, Design-Builder may prepare interim design submissions and Construction Documents for a portion of the Work to permit construction to proceed on that portion of the Work prior to completion of the Construction Documents for the entire Work.

2.5     LEGAL REQUIREMENTS

2.5.1 Design-Builder shall perform the Work in accordance with all Legal Requirements and shall provide all notices applicable to the Work as required by the Legal Requirements.

2.5.2 The Contract Price and/or Contract Time(s) shall be adjusted to compensate Design-Builder for the effects of any changes in the Legal Requirements enacted after the date of the Agreement affecting the performance of the Work, or if a Guaranteed Maximum Price is established after the date of the Agreement, the date the parties agree upon the Guaranteed Maximum Price. Such effects may include, without limitation, revisions Design-Builder is required to make to the Construction Documents because of changes in Legal Requirements.

2.6     GOVERNMENT APPROVALS AND PERMITS

2.6.1 Except as identified in an Owner's Permit List attached as an exhibit to the Agreement, Design-Builder shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees required for the prosecution of the Work by any government or quasi-government entity having jurisdiction over the Project.

2.6.2 Design-Builder shall provide reasonable assistance to Owner in obtaining those permits, approvals and licenses that are Owner's responsibility.

2.7     DESIGN-BUILDER'S CONSTRUCTION PHASE SERVICES

2.7.1 Unless otherwise provided in the Contract Documents to be the responsibility of Owner or a separate contractor, Design-Builder shall provide through itself or Subcontractors the necessary supervision, labor, inspection, testing, start-up, material, equipment, machinery, temporary utilities and other temporary facilities to permit Design-Builder to complete construction of the Project consistent with the Contract Documents.

2.7.2 Design-Builder shall perform all construction activities efficiently and with the requisite expertise, skill and competence to satisfy the requirements of the Contract Documents. Design-Builder shall at all times exercise complete and exclusive control over the means, methods, sequences and techniques of construction.

2.7.3 Design-Builder shall employ only Subcontractors who are duly licensed and qualified to perform the Work consistent with the Contract Documents. Owner may reasonably object to Design-Builder's selection of any Subcontractor, provided that the Contract Price and/or Contract Time(s) shall be adjusted to the extent that Owner's decision impacts Design-Builder's cost and/or time of performance.

2.7.4 Design-Builder assumes responsibility to Owner for the proper performance of the Work of Subcontractors and any acts and omissions in connection with such performance. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Subcontractor or Sub-Subcontractor, including but not limited to any third-party beneficiary rights.

2.7.5 Design-Builder shall coordinate the activities of all Subcontractors. If Owner performs other work on the Project or at the Site with separate contractors under Owner's control, Design-Builder agrees to reasonably cooperate and coordinate its activities with those of such separate contractors so that the Project can be completed in an orderly and

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coordinated manner without unreasonable disruption.

2.7.6 Design-Builder shall keep the Site reasonably free from debris, trash and construction wastes to permit Design-Builder to perform its construction services efficiently, safely and without interfering with the use of adjacent land areas. Upon Substantial Completion of the Work, or a portion of the Work, Design-Builder shall remove all debris, trash, construction wastes, materials, equipment, machinery and tools arising from the Work or applicable portions thereof to permit Owner to occupy the Project or a portion of the Project for its intended use.

2.8     DESIGN-BUILDER'S RESPONSIBILITY FOR PROJECT SAFETY

2.8.1 Design-Builder recognizes the importance of performing the Work in a safe manner so as to prevent damage, injury or loss to (i) all individuals at the Site, whether working or visiting, (ii) the Work, including materials and equipment incorporated into the Work or stored on-Site or off-Site, and (iii) all other property at the Site or adjacent thereto. Design-Builder assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of the Work. Design-Builder shall, prior to commencing construction, designate a Safety Representative with the necessary qualifications and experience to supervise the implementation and monitoring of all safety precautions and programs related to the Work. Unless otherwise required by the Contract Documents, Design-Builder's Safety Representative shall be an individual stationed at the Site who may have responsibilities on the Project in addition to safety. The Safety Representative shall make routine daily inspections of the Site and shall hold weekly safety meetings with Design-Builder's personnel, Subcontractors and others as applicable.

2.8.2 Design-Builder and Subcontractors shall comply with all Legal Requirements relating to safety, as well as any Owner-specific safety requirements set forth in the Contract Documents, provided that such Owner-specific requirements do not violate any applicable Legal Requirement. Design-Builder will immediately report in writing any safety-related injury, loss, damage or accident arising from the Work to Owner's Representative and, to the extent mandated by Legal Requirements, to all government or quasi-government authorities having jurisdiction over safety-related matters involving the Project or the Work.

2.8.3 Design-Builder's responsibility for safety under this Section 2.8 is not intended in any way to relieve Subcontractors and Sub-Subcontractors of their own contractual and legal obligations and responsibility for (i) complying with all Legal Requirements, including those related to health and safety matters, and (ii) taking all necessary measures to implement and monitor all safety precautions and programs to guard against injury, losses, damages or accidents resulting from their performance of the Work.

2.9     DESIGN-BUILDER'S WARRANTY

2.9.1 Design-Builder warrants to Owner that the construction, including all materials and equipment furnished as part of the construction, shall be new unless otherwise specified in the Contract Documents, of good quality, in conformance with the Contract Documents and free of defects in materials and workmanship. Design-Builder's warranty obligation excludes defects caused by abuse, alterations, or failure to maintain the Work by persons other than Design-Builder or anyone for whose acts Design-Builder may be liable. Nothing in this warranty is intended to limit any manufacturer's warranty which provides Owner with greater warranty rights than set forth in this Section 2.9 or the Contract Documents. Design-Builder will provide Owner with all manufacturers' warranties upon Substantial Completion.

2.10    CORRECTION OF DEFECTIVE WORK

2.10.1 Design-Builder agrees to correct any Work that is found to not be in conformance with the Contract Documents, including that part of the Work subject to Section 2.9 hereof, within a period of one year from the date of Substantial Completion of the Work or any portion of the Work, or within such longer period to the extent required by the Contract Documents.

2.10.2 Design-Builder shall, within seven (7) days of receipt of written notice from Owner that the Work is not in conformance with the Contract Documents, take meaningful steps to commence correction of such nonconforming Work, including the correction, removal or replacement of the nonconforming Work and any damage caused to other parts of the Work affected by the nonconforming Work. If
Design-

                                     Page 15
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Builder fails to commence the necessary steps within such seven (7) day period,
Owner, in addition to any other remedies provided under the Contract Documents, may provide Design-Builder with written notice that Owner will commence correction of such nonconforming Work with its own forces. If Owner does perform such corrective Work, Design-Builder shall be responsible for all reasonable costs incurred by Owner in performing such correction. If the nonconforming Work creates an emergency requiring an immediate response, the seven (7) day periods identified herein shall be deemed inapplicable.

2.10.3 The one year period referenced in Section 2.10.1 above applies only to Design-Builder's obligation to correct nonconforming Work and is not intended to constitute a period of limitations for any other rights or remedies Owner may have regarding Design-Builder's other obligations under the Contract Documents.

ARTICLE 3
                      OWNER'S SERVICES AND RESPONSIBILITIES

3.1     DUTY TO COOPERATE

3.1.1 Owner shall, throughout the performance of the Work, cooperate with Design-Builder and perform its responsibilities, obligations and services in a timely manner to facilitate Design-Builder's timely and efficient performance of the Work and so as not to delay or interfere with Design-Builder's performance of its obligations under the Contract Documents.

3.1.2 Owner shall provide timely reviews and approvals of interim design submissions and Construction Documents consistent with the turnaround times set forth in Design-Builder's schedule.

3.2     FURNISHING OF SERVICES AND INFORMATION

3.2.1 Unless expressly stated to the contrary in the Contract Documents, Owner shall provide, at its own cost and expense, for Design-Builder's information and use the following, all of which Design-Builder is entitled to rely upon in performing the Work:

        .1 Surveys describing the property, boundaries, topography and reference points for use during construction, including existing service and utility lines;

        .2 Geotechnical studies describing subsurface conditions, and other surveys describing other latent or concealed physical conditions at the Site;

        .3 Temporary and permanent easements, zoning and other requirements and encumbrances affecting land use, or necessary to permit the proper design and construction of the Project and enable Design-Builder to perform the Work;

        .4   A legal description of the Site;

        .5 To the extent available, as-built and record drawings of any existing structures at the Site; and

        .6 To the extent available, environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site.

3.2.2 Owner is responsible for securing and executing all necessary agreements with adjacent land or property owners that are necessary to enable Design-Builder to perform the Work. Owner is further responsible for all costs, including attorneys' fees, incurred in securing these necessary agreements.

3.3     FINANCIAL INFORMATION

3.3.1 At Design-Builder's request, Owner shall promptly furnish reasonable evidence satisfactory to Design-Builder that Owner has adequate funds available and committed to fulfill all of Owner's contractual obligations under the Contract Documents. If Owner fails to furnish such financial information in a timely manner, Design-Builder may stop Work under Section 11.3 hereof or exercise any other right permitted under the Contract Documents.

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3.3.2   Design-Builder shall cooperate with the reasonable requirements of
Owner's lenders or other financial sources. Notwithstanding the preceding sentence, after execution of the Agreement Design-Builder shall have no obligation to execute for Owner or Owner's lenders or other financial sources any documents or agreements that require Design-Builder to assume obligations or responsibilities greater than those existing obligations Design-Builder has under the Contract Documents.

3.4     OWNER'S REPRESENTATIVE

3.4.1 Owner's Representative shall be responsible for providing Owner-supplied information and approvals in a timely manner to permit Design-Builder to fulfill its obligations under the Contract Documents. Owner's Representative shall also provide Design-Builder with prompt notice if it observes any failure on the part of Design-Builder to fulfill its contractual obligations, including any errors, omissions or defects in the performance of the Work.

3.5     GOVERNMENT APPROVALS AND PERMITS

3.5.1 Owner shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees set forth in the Owner's Permit List attached as an exhibit to the Agreement.

3.5.2 Owner shall provide reasonable assistance to Design-Builder in obtaining those permits, approvals and licenses that are Design-Builder's responsibility.

3.6     OWNER'S SEPARATE CONTRACTORS

3.6.1 Owner is responsible for all work performed on the Project or at the Site by separate contractors under Owner's control. Owner shall contractually require its separate contractors to cooperate with, and coordinate their activities so as not to interfere with, Design-Builder in order to enable Design-Builder to timely complete the Work consistent with the Contract Documents.

ARTICLE 4
                       HAZARDOUS CONDITIONS AND DIFFERING
                                 SITE CONDITIONS

4.1     HAZARDOUS CONDITIONS

4.1.1 Unless otherwise expressly provided in the Contract Documents to be part of the Work, Design-Builder is not responsible for any Hazardous Conditions encountered at the Site. Upon encountering any Hazardous Conditions, Design-Builder will stop Work immediately in the affected area and duly notify Owner and, if required by Legal Requirements, all government or quasi-government entities with jurisdiction over the Project or Site.

4.1.2 Upon receiving notice of the presence of suspected Hazardous Conditions, Owner shall take the necessary measures required to ensure that the Hazardous Conditions are remediated or rendered harmless. Such necessary measures shall include Owner retaining qualified independent experts to (i) ascertain whether Hazardous Conditions have actually been encountered, and, if they have been encountered, (ii) prescribe the remedial measures that Owner must take either to remove the Hazardous Conditions or render the Hazardous Conditions harmless.

4.1.3 Design-Builder shall be obligated to resume Work at the affected area of the Project only after Owner's expert provides it with written certification that (i) the Hazardous Conditions have been removed or rendered harmless and
(ii) all necessary approvals have been obtained from all government and quasi-government entities having jurisdiction over the Project or Site.

4.1.4 Design-Builder will be entitled, in accordance with these General Conditions of Contract, to an adjustment in its Contract Price and/or Contract Time(s) to the extent Design-Builder's cost and/or time of performance have been adversely impacted by the presence of Hazardous Conditions.

                                     Page 17
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4.1.5   To the fullest extent permitted by law, Owner shall indemnify, defend and hold harmless Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly for any of them, and their officers, directors, employees and agents, from and against any and all claims, losses, damages, liabilities and expenses, including attorneys' fees and expenses, arising out of or resulting from the presence, removal or remediation of Hazardous Conditions at the Site.

4.1.6 Notwithstanding the preceding provisions of this Section 4.1, Owner is not responsible for Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable. Design-Builder shall indemnify, defend and hold harmless Owner and Owner's officers, directors, employees and agents from and against all claims, losses, damages, liabilities and expenses, including attorneys' fees and expenses, arising out of or resulting from those Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable.

4.2     DIFFERING SITE CONDITIONS

4.2.1 Concealed or latent physical conditions or subsurface conditions at the Site that (i) materially differ from the conditions indicated in the Contract Documents or (ii) are of an unusual nature, differing materially from the conditions ordinarily encountered and generally recognized as inherent in the Work are collectively referred to herein as "Differing Site Conditions." If Design-Builder encounters a Differing Site Condition, Design-Builder will be entitled to an adjustment in the Contract Price and/or Contract Time(s) to the extent Design-Builder's cost and/or time of performance are adversely impacted by the Differing Site Condition.

4.2.2 Upon encountering a Differing Site Condition, Design-Builder shall provide prompt written notice to Owner of such condition, which notice shall not be later than fourteen (14) days after such condition has been encountered. Design-Builder shall, to the extent reasonably possible, provide such notice before the Differing Site Condition has been substantially disturbed or altered.

ARTICLE 5
                               INSURANCE AND BONDS

5.1     DESIGN-BUILDER'S INSURANCE REQUIREMENTS

5.1.1 Design-Builder is responsible for procuring and maintaining from insurance companies authorized to do business in the state in which the Project is located, and with a minimum rating set forth in the Agreement, the following insurance coverages for certain claims which may arise from or out of the performance of the Work and obligations under the Contract Documents:

        .1 Coverage for claims arising under workers' compensation, disability and other similar employee benefit laws applicable to the Work;

        .2 Coverage for claims by Design-Builder's employees for bodily injury, sickness, disease, or death;

        .3 Coverage for claims by any person other than Design-Builder's employees for bodily injury, sickness, disease, or death;

        .4 Coverage for usual personal injury liability claims for damages sustained by a person as a direct or indirect result of Design-Builder's employment of the person, or sustained by any other person;

        .5 Coverage for claims for damages (other than to the Work) because of injury to or destruction of tangible property, including loss of use;

        .6 Coverage for claims of damages because of personal injury or death, or property damage resulting from ownership, use and maintenance of any motor vehicle; and

        .7   Coverage for contractual liability claims arising out of
               Design-Builder's obligations under Section 7.4.1 hereof.

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5.1.2   Design-Builder's liability insurance required by Section 5.1.1 above shall be written for the coverage amounts set forth in the Agreement and shall include completed operations insurance for the period of time set forth in the Agreement.

5.1.3 Design-Builder's liability insurance set forth in Sections 5.1.1.1 through 5.1.1.7 above shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Project.

5.1.4 To the extent Owner requires Design-Builder or any Design Consultant to provide professional liability insurance for claims arising from the negligent performance of design services by Design-Builder or the Design Consultant, the coverage limits, duration and other specifics of such insurance shall be as set forth in the Agreement. Any professional liability shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Project. Such policies shall be provided prior to the commencement of any design services hereunder.

5.1.5 Prior to commencing any construction services hereunder, Design-Builder shall provide Owner with certificates evidencing that (i) all insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect for the duration required by the Contract Documents and (ii) no insurance coverage will be canceled, renewal refused, or materially changed unless at least thirty (30) days prior written notice is given to Owner.

5.2     OWNER'S LIABILITY INSURANCE

5.2.1 Owner shall procure and maintain from insurance companies authorized to do business in the state in which the Project is located such liability insurance to protect Owner from claims which may arise from the performance of Owner's obligations under the Contract Documents or Owner's conduct during the course of the Project.

5.3     OWNER'S PROPERTY INSURANCE

5.3.1 Unless otherwise provided in the Contract Documents, Owner shall procure and maintain from insurance companies authorized to do business in the state in which the Project is located property insurance upon the entire Project to the full insurable value of the Project, including professional fees, overtime premiums and all other expenses incurred to replace or repair the insured property. The property insurance obtained by Owner shall include as additional insureds the interests of Owner, Design-Builder, Design Consultants, Subcontractors and Sub-Subcontractors, and shall insure against the perils of fire and extended coverage, theft, vandalism, malicious mischief, collapse, flood, earthquake, debris removal and other perils or causes of loss as called for in the Contract Documents. The property insurance shall include physical loss or damage to the Work, including materials and equipment in transit, at the Site or at another location as may be indicated in Design-Builder's Application for Payment and approved by Owner.

5.3.2 Unless the Contract Documents provide otherwise, Owner shall procure and maintain boiler and machinery insurance that will include the interests of Owner, Design-Builder, Design Consultants, Subcontractors and
Sub-Subcontractors.

5.3.3 Prior to Design-Builder commencing any Work, Owner shall provide Design-Builder with certificates evidencing that (i) all Owner's insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect until Design-Builder has completed all of the Work and has received final payment from Owner and (ii) no insurance coverage will be canceled, renewal refused, or materially changed unless at least thirty (30) days prior written notice is given to Design-Builder. Owner's property insurance shall not lapse or be canceled if Owner occupies a portion of the Work pursuant to Section 6.6.3 hereof. Owner shall provide Design-Builder with the necessary endorsements from the insurance company prior to occupying a portion of the Work.

5.3.4 Any loss covered under Owner's property insurance shall be adjusted with Owner and Design-Builder and made payable to both of them as trustees for the insureds as their interests may appear, subject to any applicable mortgage clause. All insurance proceeds received as a result of any loss will be placed in a separate account and distributed in accordance with such agreement as the interested parties may reach. Any disagreement concerning the distribution of any proceeds will be resolved in accordance with Article 10 hereof.

                                     Page 19
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5.3.5   Owner and Design-Builder waive against each other and Owner's separate contractors, Design Consultants, Subcontractors, agents and employees of each and all of them, all damages covered by property insurance provided herein, except such rights as they may have to the proceeds of such insurance. Design-Builder and Owner shall, where appropriate, require similar waivers of subrogation from Owner's separate contractors, Design Consultants and Subcontractors and shall require each of them to include similar waivers in their contracts.

5.4     BONDS AND OTHER PERFORMANCE SECURITY

5.4.1 If Owner requires Design-Builder to obtain performance and labor and material payment bonds, or other forms of performance security, the amount, form and other conditions of such security shall be as set forth in the Agreement.

ARTICLE 6
                                     PAYMENT

6.1     SCHEDULE OF VALUES

6.1.1 Within ten (10) days of execution of the Agreement, Design-Builder shall submit for Owner's review and approval a schedule of values for all of the Work. The Schedule of Values will (i) subdivide the Work into its respective parts,
(ii) include values for all items comprising the Work and (iii) serve as the basis for monthly progress payments made to Design-Builder throughout the Work.

6.2     MONTHLY PROGRESS PAYMENTS

6.2.1 On or before the date established in the Agreement, Design-Builder shall submit for Owner's review and approval its Application for Payment requesting payment for all Work performed as of the date of the Application for Payment. The Application for Payment shall be accompanied by all supporting documentation required by the Contract Documents and/or established at the meeting required by
Section 2.1.4 hereof.

6.2.2 The Application for Payment may request payment for equipment and materials not yet incorporated into the Project, provided that (i) Owner is satisfied that the equipment and materials are suitably stored at either the Site or another acceptable location, (ii) the equipment and materials are protected by suitable insurance and (iii) upon payment, Owner will receive the equipment and materials free and clear of all liens and encumbrances.

6.2.3 The Application for Payment shall constitute Design-Builder's representation that the Work has been performed consistent with the Contract Documents, has progressed to the point indicated in the Application for Payment, and that title to all Work will pass to Owner free and clear of all claims, liens, encumbrances, and security interests upon the incorporation of the Work into the Project, or upon Design-Builder's receipt of payment, whichever occurs earlier.

6.3     WITHHOLDING OF PAYMENTS

6.3.1 On or before the date established in the Agreement, Owner shall pay Design-Builder all amounts properly due. If Owner determines that Design-Builder is not entitled to all or part of an Application for Payment, it will notify Design-Builder in writing at least five (5) days prior to the date payment is due. The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Design-Builder must take to rectify Owner's concerns. Design-Builder and Owner will attempt to resolve Owner's concerns prior to the date payment is due. If the parties cannot resolve such concerns, Design-Builder may pursue its rights under the Contract Documents, including those under Article 10 hereof.

6.3.2 Notwithstanding anything to the contrary in the Contract Documents, Owner shall pay Design-Builder all undisputed amounts in an Application for Payment within the times required by the Agreement.

6.4     RIGHT TO STOP WORK AND INTEREST

6.4.1 If Owner fails to pay Design-Builder any amount that becomes due, Design-Builder, in addition to all other remedies provided in the Contract Documents, may stop Work pursuant to Section 11.3 hereof. All payments due and unpaid shall bear interest at the rate set forth in the Agreement.

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6.5     DESIGN-BUILDER'S PAYMENT OBLIGATIONS

6.5.1 Design-Builder will pay Design Consultants and Subcontractors, in accordance with its contractual obligations to such parties, all the amounts Design-Builder has received from Owner on account of their work. Design-Builder will impose similar requirements on Design Consultants and Subcontractors to pay those parties with whom they have contracted. Design-Builder will indemnify and defend Owner against any claims for payment and mechanic's liens as set forth in
Section 7.3 hereof.

6.6     SUBSTANTIAL COMPLETION

6.6.1 Design-Builder shall notify Owner when it believes the Work, or to the extent permitted in the Contract Documents, a portion of the Work, is substantially complete. Within five (5) days of Owner's receipt of Design-Builder's notice, Owner and Design-Builder will jointly inspect such Work to verify that it is substantially complete in accordance with the requirements of the Contract Documents. If such Work is substantially complete, Owner shall prepare and issue a Certificate of Substantial Completion that will set forth
(i) the date of Substantial Completion of the Work or portion thereof, (ii) the remaining items of Work that have to be completed before final payment, (iii) provisions (to the extent not already provided in the Contract Documents) establishing Owner's and Design-Builder's responsibility for the Project's security, maintenance, utilities and insurance pending final payment and (iv) an acknowledgment that warranties commence to run on the date of Substantial Completion, except as may otherwise be noted in the Certificate of Substantial Completion.

6.6.2 Upon Substantial Completion of the entire Work or, if applicable, any portion of the Work, Owner shall release to Design-Builder all retained amounts relating, as applicable, to the entire Work or completed portion of the Work, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion.

6.6.3 Owner, at its option, may use a portion of the Work which has been determined to be substantially complete, provided, however, that (i) a Certificate of Substantial Completion has been issued for the portion of Work addressing the items set forth in Section 6.6.1 above, (ii) Design-Builder and Owner have obtained the consent of their sureties and insurers, and to the extent applicable, the appropriate government authorities having jurisdiction over the Project, and (iii) Owner and Design-Builder agree that Owner's use or occupancy will not interfere with Design-Builder's completion of the remaining Work.

6.7     FINAL PAYMENT

6.7.1 After receipt of a Final Application for Payment from Design-Builder, Owner shall make final payment by the time required in the Agreement, provided that Design-Builder has completed all of the Work in conformance with the Contract Documents.

6.7.2 At the time of submission of its Final Application for Payment, Design-Builder shall provide the following information:

        .1 an affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes or other items performed, furnished or incurred for or in connection with the Work which will in any way affect Owner's interests;

        .2 a general release executed by Design-Builder waiving, upon receipt of final payment by Design-Builder, all claims, except those claims previously made in writing to Owner and remaining unsettled at the time of final payment;

        .3   consent of Design-Builder's surety, if any, to final payment;

        .4 all operating manuals, warranties and other deliverables required by the Contract Documents; and

        .5 certificates of insurance confirming that required coverages will remain in effect consistent with the requirements of the Contract Documents.

6.7.3 Upon making final payment, Owner waives all claims against Design-Builder except claims relating to (i) Design-Builder's failure to satisfy its payment obligations, if such failure affects Owner's interests, (ii) Design-Builder's failure to complete the Work consistent with the Contract Documents, including defects appearing after Substantial

                                     Page 21
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Completion and (iii) the terms of any special warranties required by the
Contract Documents.

ARTICLE 7
                                 INDEMNIFICATION

7.1     PATENT AND COPYRIGHT INFRINGEMENT

7.1.1 Design-Builder shall defend any action or proceeding brought against Owner based on any claim that the Work, or any part thereof, or the operation or use of the Work or any part thereof, constitutes infringement of any United States patent or copyright, now or hereafter issued. Owner shall give prompt written notice to Design-Builder of any such action or proceeding and will reasonably provide authority, information and assistance in the defense of same. Design-Builder shall indemnify and hold harmless Owner from and against all damages and costs, including but not limited to attorneys' fees and expenses awarded against Owner or Design-Builder in any such action or proceeding. Design-Builder agrees to keep Owner informed of all developments in the defense of such actions.

7.1.2 If Owner is enjoined from the operation or use of the Work, or any part thereof, as the result of any patent or copyright suit, claim, or proceeding, Design-Builder shall at its sole expense take reasonable steps to procure the right to operate or use the Work. If Design-Builder cannot so procure such right within a reasonable time, Design-Builder shall promptly, at Design-Builder's option and at Design-Builder's expense, (i) modify the Work so as to avoid infringement of any such patent or copyright or (ii) replace said Work with Work that does not infringe or violate any such patent or copyright.

7.1.3 Sections 7.1.1 and 7.1.2 above shall not be applicable to any suit, claim or proceeding based on infringement or violation of a patent or copyright
(i) relating solely to a particular process or product of a particular manufacturer specified by Owner and not offered or recommended by Design-Builder to Owner or (ii) arising from modifications to the Work by Owner or its agents after acceptance of the Work. If the suit, claim or proceeding is based upon events set forth in the preceding sentence, Owner shall defend, indemnify and hold harmless Design-Builder to the same extent Design-Builder is obligated to defend, indemnify and hold harmless Owner in Section 7.1.1 above.

7.1.4 The obligations set forth in this Section 7.1 shall constitute the sole agreement between the parties relating to liability for infringement of violation of any patent or copyright.

7.2     TAX CLAIM INDEMNIFICATION

7.2.1 If, in accordance with Owner's direction, an exemption for all or part of the Work is claimed for taxes, Owner shall indemnify, defend and hold harmless Design-Builder from and against any liability, penalty, interest, fine, tax assessment, attorneys' fees or other expenses or costs incurred by Design-Builder as a result of any action taken by Design-Builder in accordance with Owner's directive.

7.3     PAYMENT CLAIM INDEMNIFICATION

7.3.1 Providing that Owner is not in breach of its contractual obligation to make payments to Design-Builder for the Work, Design-Builder shall indemnify, defend and hold harmless Owner from any claims or mechanic's liens brought against Owner or against the Project as a result of the failure of Design-Builder, or those for whose acts it is responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Work. Within three (3) days of receiving written notice from Owner that such a claim or mechanic's lien has been filed, Design-Builder shall commence to take the steps necessary to discharge said claim or lien, including, if necessary, the furnishing of a mechanic's lien bond. If Design-Builder fails to do so, Owner will have the right to discharge the claim or lien and hold Design-Builder liable for costs and expenses incurred, including attorneys' fees.

7.4     DESIGN-BUILDER'S GENERAL INDEMNIFICATION

7.4.1 Design-Builder, to the fullest extent permitted by law, shall indemnify, hold harmless and defend Owner, its officers, directors, employees and agents from and against claims, losses, damages, liabilities, including attorneys' fees and expenses, for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts or omissions of Design-Builder, Design Consultants,

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Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable.

7.4.2 If an employee of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable has a claim against Owner, its officers, directors, employees, or agents, Design-Builder's indemnity obligation set forth in Section
7.4.1 above shall not be limited by any limitation on the amount of damages, compensation or benefits payable by or for Design-Builder, Design Consultants, Subcontractors, or other entity under any employee benefit acts, including workers' compensation or disability acts.

7.5     OWNER'S GENERAL INDEMNIFICATION

7.5.1 Owner, to the fullest extent permitted by law, shall indemnify, hold harmless and defend Design-Builder and any of Design-Builder's officers, directors, employees, or agents from and against claims, losses, damages, liabilities, including attorneys' fees and expenses, for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts or omissions of Owner's separate contractors or anyone for whose acts any of them may be liable.

ARTICLE 8
                                      TIME

8.1     OBLIGATION TO ACHIEVE THE CONTRACT TIMES

8.1.1 Design-Builder agrees that it will commence performance of the Work and achieve the Contract Time(s) in accordance with Article 5 of the Agreement.

8.2     DELAYS TO THE WORK

8.2.1 If Design-Builder is delayed in the performance of the Work due to acts, omissions, conditions, events, or circumstances beyond its control and due to no fault of its own or those for whom Design-Builder is responsible, the Contract Time(s) for performance shall be reasonably extended by Change Order. By way of example, events that will entitle Design-Builder to an extension of the Contract Time(s) include acts or omissions of Owner or anyone under Owner's control (including separate contractors), changes in the Work, Differing Site Conditions, Hazardous Conditions, wars, floods, labor disputes, unusual delay in transportation, epidemics abroad, earthquakes, adverse weather conditions not reasonably anticipated, and other acts of God.

8.2.2 In addition to Design-Builder's right to a time extension for those events set forth in Section 8.2.1 above, Design-Builder shall also be entitled to an appropriate adjustment of the Contract Price provided, however, that the Contract Price shall not be adjusted for those events set forth in Section 8.2.1 above that are beyond the control of both Design-Builder and Owner, including the events of war, floods, labor disputes, earthquakes, epidemics, adverse weather conditions not reasonably anticipated, and other acts of God.

ARTICLE 9
                        CHANGES TO THE CONTRACT PRICE AND
                                      TIME

9.1     CHANGE ORDERS

9.1.1 A Change Order is a written instrument issued after execution of the Agreement signed by Owner and Design-Builder, stating their agreement upon all of the following:

        .1   The scope of the change in the Work;

        .2   The amount of the adjustment to the Contract Price; and

        .3   The extent of the adjustment to the Contract Time(s).

9.1.2 All changes in the Work authorized by applicable Change Order shall be performed under the applicable conditions of the Contract Documents. Owner and Design-Builder shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for such changes.

9.1.3 If Owner requests a proposal for a change in the Work from Design-Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse Design-Builder for reasonable costs incurred for estimating services, design services and services involved in the preparation of proposed revisions to the Contract Documents.

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9.2     WORK CHANGE DIRECTIVES

9.2.1 A Work Change Directive is a written order prepared and signed by Owner, directing a change in the Work prior to agreement on an adjustment in the Contract Price and/or the Contract Time(s).

9.2.2 Owner and Design-Builder shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for the Work Change Directive. Upon reaching an agreement, the parties shall prepare and execute an appropriate Change Order reflecting the terms of the agreement.

9.3     MINOR CHANGES IN THE WORK

9.3.1 Minor changes in the Work do not involve an adjustment in the Contract Price and/or Contract Time(s) and do not materially and adversely affect the Work, including the design, quality, performance and workmanship required by the Contract Documents. Design-Builder may make minor changes in the Work consistent with the intent of the Contract Documents, provided, however that Design-Builder shall promptly inform Owner, in writing, of any such changes and record such changes on the documents maintained by Design-Builder.

9.4     CONTRACT PRICE ADJUSTMENTS

9.4.1 The increase or decrease in Contract Price resulting from a change in the Work shall be determined by one or more of the following methods:

        .1 Unit prices set forth in the Agreement or as subsequently agreed to between the parties;

        .2 A mutually accepted, lump sum, properly itemized and supported by sufficient substantiating data to permit evaluation by Owner;

        .3   Costs, fees and any other markups set forth in the Agreement; and

        .4 If an increase or decrease cannot be agreed to as set forth in items .1 through .3 above and Owner issues a Work Change Directive, the cost of the change of the Work shall be determined by the reasonable expense and savings in the performance of the Work resulting from the change, including a reasonable overhead and profit, as may be set forth in the Agreement. If the net result of both additions and deletions to the Work is an increase in the Contract Price, overhead and profit shall be calculated on the basis of the net increase to the Contract Price. If the net result of both additions and deletions to the Work is a decrease in the Contract Price, there shall be no overhead or profit adjustment to the Contract Price. Design-Builder shall maintain a documented, itemized accounting evidencing the expenses and savings associated with such changes.

9.4.2 If unit prices are set forth in the Contract Documents or are subsequently agreed to by the parties, but application of such unit prices will cause substantial inequity to Owner or Design-Builder because of differences in the character or quantity of such unit items as originally contemplated, such unit prices shall be equitably adjusted.

9.4.3 If Owner and Design-Builder disagree upon whether Design-Builder is entitled to be paid for any services required by Owner, or if there are any other disagreements over the scope of Work or proposed changes to the Work, Owner and Design-Builder shall resolve the disagreement pursuant to Article 10 hereof. As part of the negotiation process, Design-Builder shall furnish Owner with a good faith estimate of the costs to perform the disputed services in accordance with Owner's interpretations. If the parties are unable to agree and Owner expects Design-Builder to perform the services in accordance with Owner's interpretations, Design-Builder shall proceed to perform the disputed services, conditioned upon Owner issuing a written order to Design-Builder (i) directing Design-Builder to proceed and (ii) specifying Owner's interpretation of the services that are to be performed. If this occurs, Design-Builder shall be entitled to submit in its Applications for Payment an amount equal to fifty percent (50%) of its reasonable estimated direct cost to perform the services, and Owner agrees to pay such amounts, with the express understanding that (i) such payment by Owner does not prejudice

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Owner's right to argue that it has no responsibility to pay for such services and (ii) receipt of such payment by Design-Builder does not prejudice Design-Builder's right to seek full payment of the disputed services if Owner's order is deemed to be a change to the Work.

9.5     EMERGENCIES

9.5.1 In any emergency affecting the safety of persons and/or property, Design-Builder shall act, at its discretion, to prevent threatened damage, injury or loss. Any change in the Contract Price and/or Contract Time(s) on account of emergency work shall be determined as provided in this Article 9.

ARTICLE 10
                        CONTRACT ADJUSTMENTS AND DISPUTES

10.1    REQUESTS FOR CONTRACT ADJUSTMENTS AND RELIEF

10.1.1 If either Design-Builder or Owner believes that it is entitled to relief against the other for any event arising out of or related to the Work or Project, such party shall provide written notice to the other party of the basis for its claim for relief. Such notice shall, if possible, be made prior to incurring any cost or expense and in accordance with any specific notice requirements contained in applicable sections of these General Conditions of Contract. In the absence of any specific notice requirement, written notice shall be given within a reasonable time, not to exceed twenty-one (21) days, after the occurrence giving rise to the claim for relief or after the claiming party reasonably should have recognized the event or condition giving rise to the request, whichever is later. Such notice shall include sufficient information to advise the other party of the circumstances giving rise to the claim for relief, the specific contractual adjustment or relief requested and the basis of such request.

10.2    DISPUTE AVOIDANCE AND RESOLUTION

10.2.1 The parties are fully committed to working with each other throughout the Project and agree to communicate regularly with each other at all times so as to avoid or minimize disputes or disagreements. If disputes or disagreements do arise, Design-Builder and Owner each commit to resolving such disputes or disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the Work.

10.2.2 Design-Builder and Owner will first attempt to resolve disputes or disagreements at the field level through discussions between Design-Builder's Representative and Owner's Representative.

10.2.3 If a dispute or disagreement cannot be resolved through Design-Builder's Representative and Owner's Representative, Design-Builder's Senior Representative and Owner's Senior Representative, upon the request of either party, shall meet as soon as conveniently possible, but in no case later than thirty (30) days after such a request is made, to attempt to resolve such dispute or disagreement. Prior to any meetings between the Senior Representatives, the parties will exchange relevant information that will assist the parties in resolving their dispute or disagreement.

10.2.4 If after meeting the Senior Representatives determine that the dispute or disagreement cannot be resolved on terms satisfactory to both parties, the parties shall submit the dispute or disagreement to non-binding mediation. The mediation shall be conducted by a mutually agreeable impartial mediator, or if the parties cannot so agree, a mediator designated by the American Arbitration Association ("AAA") pursuant to its Construction Industry Mediation Rules. The mediation will be governed by and conducted pursuant to a mediation agreement negotiated by the parties or, if the parties cannot so agree, by procedures established by the mediator.

10.3    ARBITRATION

10.3.1 Any claims, disputes or controversies between the parties arising out of or relating to the Agreement, or the breach thereof, which have not been resolved in accordance with the procedures set forth in Section 10.2 above shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the AAA then in effect, unless the parties mutually agree otherwise.

10.3.2 The award of the arbitrator(s) shall be final and binding upon the parties without the right of appeal to the courts. Judgment may be entered upon it in accordance with applicable law by any court having jurisdiction thereof.

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10.3.3  Design-Builder and Owner expressly agree that any arbitration pursuant to this Section 10.3 may be joined or consolidated with any arbitration involving any other person or entity (i) necessary to resolve the claim, dispute or controversy, or (ii) substantially involved in or affected by such claim, dispute or controversy. Both Design-Builder and Owner will include appropriate provisions in all contracts they execute with other parties in connection with the Project to require such joinder or consolidation.

10.3.4 The prevailing party in any arbitration, or any other final, binding dispute proceeding upon which the parties may agree, shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party.

10.4    DUTY TO CONTINUE PERFORMANCE

10.4.1 Unless provided to the contrary in the Contract Documents, Design-Builder shall continue to perform the Work and Owner shall continue to satisfy its payment obligations to Design-Builder, pending the final resolution of any dispute or disagreement between Design-Builder and Owner.

10.5    CONSEQUENTIAL DAMAGES

10.5.1  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY (EXCEPT AS SET FORTH IN
SECTION 10.5.2 BELOW), NEITHER DESIGN-BUILDER NOR OWNER SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL LOSSES OR DAMAGES, WHETHER ARISING IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSSES OF USE, PROFITS, BUSINESS, REPUTATION OR FINANCING.

10.5.2 The consequential damages limitation set forth in Section 10.5.1 above is not intended to affect the payment of liquidated damages, if any, set forth in Article 5 of the Agreement, which both parties recognize has been established, in part, to reimburse Owner for some damages that might otherwise be deemed to be consequential.

ARTICLE 11
                       STOP WORK AND TERMINATION FOR CAUSE

11.1    OWNER'S RIGHT TO STOP WORK

11.1.1 Owner may, without cause and for its convenience, order Design-Builder in writing to stop and suspend the Work. Such suspension shall not exceed sixty
(60) consecutive days or aggregate more than ninety (90) days during the duration of the Project.

11.1.2 Design-Builder is entitled to seek an adjustment of the Contract Price and/or Contract Time(s) if its cost or time to perform the Work has been adversely impacted by any suspension of stoppage of work by Owner.

11.2    OWNER'S RIGHT TO PERFORM AND TERMINATE FOR CAUSE

11.2.1 If Design-Builder persistently fails to (i) provide a sufficient number of skilled workers, (ii) supply the materials required by the Contract Documents, (iii) comply with applicable Legal Requirements, (iv) timely pay, without cause, Design Consultants or Subcontractors, (v) prosecute the Work with promptness and diligence to ensure that the Work is completed by the Contract Time(s), as such times may be adjusted, or (vi) perform material obligations under the Contract Documents, then Owner, in addition to any other rights and remedies provided in the Contract Documents or by law, shall have the rights set forth in Sections 11.2.2 and 11.2.3 below.

11.2.2 Upon the occurrence of an event set forth in Section 11.2.1 above, Owner may provide written notice to Design-Builder that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured, within seven (7) days of Design-Builder's receipt of such notice. If Design-Builder fails to cure, or reasonably commence to cure, such problem, then Owner may give a second written notice to Design-Builder of its intent to terminate within an additional seven (7) day period. If Design-Builder, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Owner may declare the Agreement terminated for default by providing written notice to Design-Builder of such declaration.

11.2.3 Upon declaring the Agreement terminated pursuant to Section 11.2.2 above, Owner may enter upon the premises and take possession, for the purpose of completing the Work, of all materials,

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equipment, scaffolds, tools, appliances and other items thereon, which have been purchased or provided for the performance of the Work, all of which Design-Builder hereby transfers, assigns and sets over to Owner for such purpose, and to employ any person or persons to complete the Work and provide all of the required labor, services, materials, equipment and other items. In the event of such termination, Design-Builder shall not be entitled to receive any further payments under the Contract Documents until the Work shall be finally completed in accordance with the Contract Documents. At such time, if the unpaid balance of the Contract Price exceeds the cost and expense incurred by Owner in completing the Work, such excess shall be paid by Owner to Design-Builder. Notwithstanding the preceding sentence, if the Agreement establishes a Guaranteed Maximum Price, Design-Builder will only be entitled to be paid for Work performed prior to its default. If Owner's cost and expense of completing the Work exceeds the unpaid balance of the Contract Price, then Design-Builder shall be obligated to pay the difference to Owner. Such costs and expense shall include not only the cost of completing the Work, but also losses, damages, costs and expense, including attorneys' fees and expenses, incurred by Owner in connection with the reprocurement and defense of claims arising from Design-Builder's default, subject to the waiver of consequential damages set forth in Section 10.5 hereof.

11.2.4 If Owner improperly terminates the Agreement for cause, the termination for cause will be converted to a termination for convenience in accordance with the provisions of Article 8 of the Agreement.

11.3    DESIGN-BUILDER'S RIGHT TO STOP WORK

11.3.1 Design-Builder may, in addition to any other rights afforded under the Contract Documents or at law, stop work for the following reasons:

        .1   Owner's failure to provide financial assurances as required under
             Section 3.3 hereof; or

        .2 Owner's failure to pay amounts properly due under Design-Builder's Application for Payment.

11.3.2 Should any of the events set forth in Section 11.3.1 above occur, Design-Builder has the right to provide Owner with written notice that Design-Builder will stop work unless said event is cured within seven (7) days from Owner's receipt of Design-Builder's notice. If Owner does not cure the problem within such seven (7) day period, Design-Builder may stop work. In such case, Design-Builder shall be entitled to make a claim for adjustment to the Contract Price and Contract Time(s) to the extent it has been adversely impacted by such stoppage.

11.4    DESIGN-BUILDER'S RIGHT TO TERMINATE FOR CAUSE

11.4.1 Design-Builder, in addition to any other rights and remedies provided in the Contract Documents or by law, may terminate the Agreement for cause for the following reasons:

        .1 The Work has been stopped for sixty (60) consecutive days, or more than ninety (90) days during the duration of the Project, because of court order, any government authority having jurisdiction over the Work, or orders by Owner under Section
             11.1.1 hereof, provided that such stoppages are not due to the acts or omissions of Design-Builder or anyone for whose acts Design-Builder may be responsible.

        .2 Owner's failure to provide Design-Builder with any information, permits or approvals that are Owner's responsibility under the Contract Documents which result in the Work being stopped for sixty (60) consecutive days, or more than ninety (90) days during the duration of the Project, even though Owner has not ordered Design-Builder in writing to stop and suspend the Work pursuant to Section 11.1.1 hereof.

        .3 Owner's failure to cure the problems set forth in Section 11.3.1 above after Design-Builder has stopped the Work.

11.4.2 Upon the occurrence of an event set forth in Section 11.4.1 above, Design-Builder may provide written notice to Owner that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured, within seven (7) days of Owner's receipt of such notice. If Owner fails to

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cure, or reasonably commence to cure, such problem, then Design-Builder may give a second written notice to Owner of its intent to terminate within an additional seven (7) day period. If Owner, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Design-Builder may declare the Agreement terminated for default by providing written notice to Owner of such declaration. In such case, Design-Builder shall be entitled to recover in the same manner as if Owner had terminated the Agreement for its convenience under Article 8 of the Agreement.

11.5    BANKRUPTCY OF OWNER OR DESIGN-BUILDER

11.5.1 If either Owner or Design-Builder institutes or has instituted against it a case under the United States Bankruptcy Code (such party being referred to as the "Bankrupt Party"), such event may impair or frustrate the Bankrupt Party's ability to perform its obligations under the Contract Documents. Accordingly, should such event occur:

        .1 The Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future material obligations under the Contract Documents, which assurances shall be provided within ten (10) days after receiving notice of the request; and

        .2 The Bankrupt Party shall file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60) days of the institution of the bankruptcy filing and shall diligently prosecute such action.

If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party under this Article 11.

11.5.2 The rights and remedies under Section 11.5.1 above shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of Design-Builder to stop Work under any applicable provision of these General Conditions of Contract.

ARTICLE 12
                                  MISCELLANEOUS

12.1    ASSIGNMENT

12.1.1 Neither Design-Builder nor Owner shall, without the written consent of the other assign, transfer or sublet any portion or part of the Work or the obligations required by the Contract Documents.

12.2    SUCCESSORSHIP

12.2.1 Design-Builder and Owner intend that the provisions of the Contract Documents are binding upon the parties, their employees, agents, heirs, successors and assigns.

12.3    GOVERNING LAW

12.3.1 The Agreement and all Contract Documents shall be governed by the laws of the place of the Project, without giving effect to its conflict of law principles.

12.4    SEVERABILITY

12.4.1 If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.

12.5    NO WAIVER

12.5.1 The failure of either Design-Builder or Owner to insist, in any one or more instances, on the performance of any of the obligations required by the other under the Contract Documents shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.

12.6    HEADINGS

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12.6.1  The headings used in these General Conditions of Contract, or any other
Contract Document, are for ease of reference only and shall not in any way be construed to limit or alter the meaning of any provision.

12.7    NOTICE

12.7.1 Whenever the Contract Documents require that notice be provided to the other party, notice will be deemed to have been validly given (i) if delivered in person to the individual intended to receive such notice, (ii) four (4) days after being sent by registered or certified mail, postage prepaid to the address indicated in the Agreement or (iii) if transmitted by facsimile, by the time stated in a machine generated confirmation that notice was received at the facsimile number of the intended recipient.

12.8    AMENDMENTS

12.8.1 The Contract Documents may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each party.

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                            SUPPLEMENTARY CONDITIONS
                                   LSCP, L.P.

These Supplementary Conditions amend or supplement the Standard Form of General Conditions of Contract between Owner and Design-Builder (DBIA Document No. 535, 1998 Edition) and other provisions of the Contract Documents as indicated below. All provisions, which are not so amended or supplemented, remain in full force and effect.

SC - 1.2 Basic Definitions

The terms used in these Supplementary Conditions which are defined in the Standard Form of General Conditions of Contract between Owner and Design-Builder (DBIA Document No. 535, 1998 Edition) have the meanings assigned to them in the General Conditions.

                              SC - 1.2.1 AGREEMENT

Delete Section 1.2.1 of the General Conditions in its entirety and insert the following in its place:

Agreement refers to the executed Standard Form of Agreement between Owner and Design-Builder - Lump Sum (DBIA Document No. 525, 1998 Edition).

                       SC - 1.2.11 SUBSTANTIAL COMPLETION

Amend Section 1.2.11 of the General Conditions by striking out the following words: or an agreed upon portion of the Work.

Add the following language at the end of Section 1.2.11 of the General Conditions. Substantial Completion shall be attained at the point in time when the Facility is ready to begin operation for its intended use (ethanol production).

As so amended, Section 1.2.11 reads as follows:

Substantial Completion is the date on which the Work is sufficiently complete so that Owner can occupy and use the Project for its intended purposes. Substantial Completion shall be attained at the point in time when the Facility is ready to begin operation for its intended use (ethanol production).

                                   SC - 2.2.1

Amend Section 2.2.1 of the General Conditions by adding to the end of 2.2.1: - Except as provided by Exhibit E - License of Proprietary Property of ICM, Inc. whereby ICM, Inc. has joined for purposes only of that Exhibit.

                                   SC - 2.3.1

Amend the second sentence of Section 2.3.1 of the General Conditions by striking out the words: Performance Standard Requirements; and inserting the following:
Exhibit A: Performance Guarantee Criteria; and as so amended, Section 2.3.1 reads as follows:

The standard of care for all design professional services performed to execute the Work shall be the care and skill ordinarily used by members of the design profession practicing under similar conditions at the same time and locality of the Project. Notwithstanding the preceding sentence, if the parties agree upon specific performance standards for any aspect of the Work, which standards are to be set forth in an exhibit to the Agreement entitled "Exhibit A: Performance Guarantee Criteria," the design professional services shall be performed to achieve such standards.

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                                   SC - 2.6.1

Amend Section 2.6.1 of the General Conditions by striking out the words: an Owner's Permit List; and inserting the following: Exhibit D: Owner's Required Permits and Services List; and as so amended, Section 2.6.1 reads as follows:

Except as identified in Exhibit D: Owner's Required Permits and Services List attached as an exhibit to the Agreement, Design-Builder shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees required for the prosecution of the Work by any government or quasi-government entity having jurisdiction over the Project.

                                   SC - 3.5.1

Amend Section 3.5.1 of the General Conditions by striking out the words: the Owner's Permit List; and inserting the following: Exhibit D: Owner's Required Permits and Services List; and as so amended, Section 3.5.1 reads as follows:

Owner shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees set forth in Exhibit D: Owner's Required Permits and Services List attached as an exhibit to the Agreement.

SC - 6.4.1

Amend the first sentence of Section 6.4.1 of the General Conditions by inserting the phrase: in accordance with Section 6.3 above; and as so amended, Section
6.4.1 reads as follows:

If Owner fails to pay Design-Builder any amount that becomes due, in accordance with Section 6.3 above, Design-Builder, in addition to all other remedies provided in the Contract Documents, may stop Work pursuant to Section 11.3 hereof. All payments due and unpaid shall bear interest at the rate set forth in the Agreement.

SC - 11.3.2

Delete Section 11.3.2 of the General Conditions in its entirety and insert the following in its place:

Should any of the events set forth in Section 11.3.1 above occur, Design-Builder has the right to provide Owner with written notice that Design-Builder will stop work unless said event is cured within seven (7) days from Owner's receipt of Design-Builder's notice. If Owner fails to cure, or reasonably commence to cure, such problem, then Design-Builder may give a second written notice to Owner of its intent to stop work within an additional seven (7) day period. If Owner, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Design-Builder may stop work. In such case, Design-Builder shall be entitled to make a claim for adjustment to the Contract Price and Contract Time(s) to the extent it has been adversely impacted by such stoppage.

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